Exhibit 99.1

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”), dated as of January 16, 2017, is by and among Elliott Associates, L.P., a Delaware limited partnership (“EALP”), Elliott International, L.P., a Cayman Islands limited partnership (“EILP”), and Elliott International Capital Advisors Inc., a Delaware corporation (“EICA” and, together with EALP and EILP, collectively, “Elliott”), and Bluescape Energy Partners LLC, a Delaware limited liability company (“BEP”), and BEP Special Situations 2 LLC, a Delaware limited liability company (“BEP SS2” and, together with BEP, collectively, “Bluescape”). Each of Elliott and Bluescape is referred to herein as a “party” and, collectively, as the “parties”.

WHEREAS, the parties desire to coordinate certain efforts with respect to (i) the proposal of certain actions relating to NRG Energy, Inc. (the “Company”) and (ii) the purchase of Securities (as defined in Section 12 below) by them, their affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and any of their and their affiliates’ respective investment funds, managed accounts or other investment vehicles managed or advised by them or their affiliates (collectively, “Covered Entities”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Purchase and Sale of Securities.

a.	Subject to the terms of this Agreement, Elliott and Bluescape may, directly or indirectly through their respective Covered Entities, separately acquire Securities; provided, however, that in no event shall Elliott or Bluescape, or any of their respective Covered Entities, acquire Securities in excess of such party’s respective Maximum Investment (as defined below) without the prior written consent of both Bluescape and Elliott, which consent may be withheld for any or no reason. For the avoidance of doubt, it is in each party’s sole discretion whether to acquire Securities (directly or indirectly through its Covered Entities) and in what amount (subject to the Maximum Investment).

b.	Each party shall, on a daily basis, provide the other party with information regarding any transactions effected in the Securities by such party and its Covered Entities (which information shall include (x) the quantity of Securities acquired or sold and (y) with respect to Derivative Contracts, the number of Notional Common Shares).

c.	For purposes of this Agreement, “Maximum Investment” shall mean (x) with respect to Bluescape, Securities representing 2.475% of the total number of then outstanding shares of Common Stock (which, as of the date hereof, is calculated to be 7,807,214 shares of Common Stock) and (y) with respect to Elliott, Securities representing 7.425% of the total number of then outstanding shares of Common Stock (which, as of the date hereof, is calculated to be 23,421,643 shares of Common Stock).

d.	Elliott believes that having Bluescape as a co-sponsor of the transactions contemplated by this Agreement provides value to EALP and EILP. Accordingly, as an inducement for Bluescape to enter into this Agreement, Elliott agrees that Bluescape is to be reimbursed in an amount equal to $1,000,000 for a portion of the price paid by Bluescape for Securities acquired prior to the date hereof.

2.	Coordinated Activities.

a.	The following matters shall require the mutual agreement of the parties (which agreement shall not be unreasonably withheld, conditioned or delayed): (i) the selection and nomination of individuals to serve as directors of the Company; (ii) hiring professionals in connection with the activities contemplated by and resulting from this Agreement (including, without limitation, any investment bankers, local counsel, proxy solicitors, public relations firms and private investigators), other than any professionals retained by the parties in connection with the activities contemplated hereby or resulting from this Agreement prior to the date hereof; (iii) making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iv) seeking to control, advise, change or influence the management, directors, governing instruments, stockholders, policies or affairs of the Company; (v) the conduct of any proxy contest, proxy solicitation or similar actions involving the Company and its stockholders; (vi) the manner, form, content and timing of any communications with the Company, as well as any public disclosures, public statements or other communications relating to the Company, the Securities, this Agreement or the activities contemplated by this Agreement (provided that, to the extent such disclosure, statement or communication is required by law, regulation or fund documentation applicable to a party, such party may make such required disclosure, statement or other communication without the agreement of the other party as long as such party, to the extent practicable and permitted by applicable law and regulation, provides prior notice thereof to the other party); (vii) the admission of any additional members to the group (within the meaning of Section 13 of the Exchange Act) formed by this Agreement or otherwise, or entering into any agreement, arrangement or understanding with, or determining to act in concert with, any person (other than an affiliate) in connection with the holding, voting or disposition of Securities or the solicitation of proxies from stockholders of the Company; (viii) the conduct of any litigation in furtherance of the activities contemplated by or resulting from this Agreement; (ix) entering into any settlement, standstill or other similar agreement with the Company; and (x) engaging in any of the foregoing activities, directly or indirectly, including, without limitation, through or by any Covered Entities, other than pursuant to the terms of this Agreement. The provisions of this Section 2(a) shall not restrict the parties’ ability to have private discussions with Company stockholders and research analysts as long as such discussions, to the extent they relate to the Company, are consistent with the actions and communications previously agreed to by the parties.

b.	Neither party shall be permitted, nor shall either party allow its Covered Entities, to enter into a confidentiality agreement or other agreement with any third party that either (i) restricts the parties’ ability to execute transactions in Securities or (ii) relates to the receipt by such party of material non-public information with respect to the Company that could restrict such party’s ability to trade in the Securities; provided, however, that, in the event that either Elliott or Bluescape, directly or indirectly through its respective Covered Entities, receives any material non-public information with respect to the Company, (A) such party shall immediately notify the other party of the fact that it has received material non-public information with respect to the Company that could reasonably be expected to restrict such party’s ability to trade in Securities, and (B) such party shall not share such material non-public information with the other party.

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c.	For the avoidance of doubt, this Agreement shall not restrict either party’s purchase or sale of any debt securities of the Company or any derivative instrument with respect thereto.

3.	Voting of Common Stock.

a.	Each party shall, and shall cause its Covered Entities to, (i) take such commercially reasonable actions as may be required so that it may vote its Common Stock, and cause any person with whom it has shared voting power to vote such Common Stock, in connection with any meeting of stockholders or action by written consent with respect to the Company; and (ii) on the Meeting Date, (x) attend the 2017 Meeting in person or by proxy such that all Common Stock held by such party and its Covered Entities is represented and entitled to vote on all matters to be voted upon at such meeting, (y) at the 2017 Meeting, vote such Common Stock in person or by proxy in favor of the persons nominated by the parties or any of their respective Covered Entities to the board of directors of the Company (the “Company Actions”), in favor of any ancillary or procedural actions or matters related to giving effect to the Company Actions or required to effect the approval of the Company Actions (but in no event in contravention of any of the Company Actions) and, with respect to any other proposal put forth for a vote of the stockholders at the 2017 Meeting, in accordance with any agreement of the parties prior to the conclusion of the 2017 Meeting, and (z) at the 2017 Meeting, not vote any such Common Stock other than as provided in the immediately preceding clause (y).

b.	In the event that, prior to the 2017 Meeting, the Company convenes a special meeting of the stockholders of the Company for the removal or election of directors or any other proposals, the terms of Section 3(a) shall also apply to the parties, to the furthest extent possible, with respect to their conduct in connection with voting at such special meeting.

c.	For purposes of this Section 3, (i) “Meeting Date” shall mean the date of the Company’s 2017 Meeting; and (ii) “2017 Meeting” shall mean the annual meeting of the stockholders of the Company to be held in calendar year 2017.

d.	Nothing in this Agreement, including this Section 3, shall restrict the parties’ ability to sell and transfer Securities.

4.	Shared Expenses. Elliott and Bluescape shall pay, on a 75% and 25% pro rata basis, respectively, all third party out-of-pocket expenses incurred by the parties and their respective Covered Entities in furtherance of the actions agreed to be undertaken pursuant to this Agreement that have been approved by the parties (which approval shall not be unreasonably withheld, conditioned or delayed) in writing (including, for such purposes, through email correspondence) prior to or after their incurrence. Promptly upon request, each party shall reimburse the other party for its respective portion of any such shared expenses incurred or to be incurred by the other party; provided, however, that the party seeking reimbursement shall provide the other party with reasonable documentation evidencing its expenses upon request. Notwithstanding the foregoing, a party will not be entitled to contribution for any expense or liability arising out of such party’s or its affiliates’ breach of this Agreement, fraud, willful misconduct or gross negligence. Neither party shall charge the other party any management, incentive or similar fees in connection with this Agreement or the actions contemplated by or resulting from this Agreement.

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5.	Regulatory Reporting; Compliance. The parties shall cooperate in connection with the drafting and filing of any regulatory filing that may be required to be made in connection with the matters contemplated by or resulting from this Agreement under applicable law (including, without limitation, any Schedule 13D (and any amendments thereto) required to be filed under the Exchange Act and any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended). Each party shall be responsible for the accuracy and completeness of the disclosure related to such party in any such regulatory filing, and shall not be responsible for the accuracy or completeness of the information concerning the other party therein. Each of the parties hereby agrees to use its reasonable best efforts to ensure its compliance with all applicable regulatory requirements in connection with the activities contemplated by and resulting from this Agreement (including, without limitation, the foregoing regulatory reporting requirements). Each party shall be responsible for any breaches or violations of such regulatory requirements by such party or any of its affiliates, individually or collectively, and shall not be responsible for any such breaches or violations by the other party or any of the other party’s affiliates.

6.	Representations and Warranties.

a.	Each party hereby represents and warrants to the other party that (i) such party is entering into this Agreement, and the arrangement contemplated hereby, solely as a result of its own independent analysis and research of the Company; (ii) neither party is providing investment advice or investment services to the other party; (iii) such party and its Covered Entities have not executed a confidentiality agreement or other similar agreement with the Company; and (iv) such party and its Covered Entities do not have any material non-public information concerning the Company that could reasonably be expected to restrict either party’s, or any of their respective Covered Entities’, ability to trade Securities.

b.	Each party hereby represents and warrants to the other party that, as of the close of business on January 13, 2017, such party and its respective Covered Entities did not own any Securities, did not have beneficial ownership of any Securities, and were not party to any Derivative Contract, in each case, except as set forth on Schedule I.

7.	Termination. This agreement will terminate at the earliest to occur of: (a) 11:59 p.m. (New York time) on September 19, 2017; (b) the appointment or election of John Wilder and/or Ron Hulme to serve as director(s) of the Company, if the parties determine to recommend, designate or nominate John Wilder and/or Ron Hulme, as applicable, to be director(s) of the Company; (c) termination by the mutual written agreement of the parties; (d) ten business days following written notice by the terminating party to the other party after such other party gave notice that it received material non-public information with respect to the Company that could reasonably be expected to restrict such party’s ability to trade in Securities; (e) termination by one party upon 5 days’ prior written notice in the event that (i) the parties come to a material disagreement as to the conduct or strategy of the parties with respect to the Company or (ii) a party determines, despite using its reasonable best efforts, that it must dispose of all Securities then owned by such party because the failure to dispose of such Securities would reasonably be expected to have a material, detrimental effect on such party or its affiliates; and (f) termination by one party in the event that the other party has ceased to comply with or has breached any of the terms of this Agreement in any material respect and, if capable of being cured, such material breach or failure has not been cured within ten days after receipt by such other party of notice by the terminating party specifying such material breach or failure. In the event that this Agreement is terminated, the parties shall cooperate to take such actions as may be necessary or required publicly to disclose the occurrence of such termination and/or the consequences thereof, including, without limitation, amending any prior filings under the Exchange Act concerning the Company, the Securities and/or the relationship of the parties. Sections 4 and 10 shall survive any termination of this Agreement.

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8.	Relationship of the Parties. Nothing in this Agreement, and no actions taken by the parties or their respective Covered Entities resulting from this Agreement, shall be construed as creating between the parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. income tax purposes), any agency relationship, or the establishment of any investment advisory service or the provision of any investment advice by one party for the benefit of the other, nor shall any party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party or (ii) have any fiduciary or other duties to any other party. Each party agrees that it does not have any interest in the profits or losses of the other party in connection with its acquisition or disposition of any Securities.

9.	Entire Agreement. Except as expressly set forth herein, this Agreement and the Confidentiality Agreement, dated November 23, 2016, between Elliott Management Corporation, a Delaware corporation (“EMC”), and BEP, constitute the entire understanding between the parties with respect to the subject matter hereof and replaces and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.	Miscellaneous. This agreement (a) shall be governed by and construed in accordance with the laws of the State of New York, (b) may not be assigned, amended, waived or modified except by a writing signed by each party (and neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder), and (c) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, and signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. The parties hereby acknowledge and agree that this Agreement supersedes in all respects that certain Agreement, dated as of December 12, 2016, by and between EMC and BEP.

11.	Further Assurances; Survival. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

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12.	Defined Terms. For purposes of this Agreement:

a.	“beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

b.	“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

c.	“Derivatives Contract” shall mean a swap or other contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Common Stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Common Stock or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, option contracts relating to the Common Stock and interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks shall not be deemed to be Derivatives Contracts.

d.	“Securities” shall mean, collectively, Common Stock and Derivative Contracts.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., as General Partner

By:	Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

BLUESCAPE ENERGY PARTNERS LLC

By:	/s/ Jonathan Siegler
Name:	Jonathan Siegler
Title:	Chief Financial Officer

BEP SPECIAL SITUATIONS 2 LLC

By:	/s/ Jonathan Siegler
Name:	Jonathan Siegler
Title:	Chief Financial Officer

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Schedule I

Ownership of Securities as of January 13, 2017

Entity	Beneficial Ownership of Common Stock	Derivative Contracts
EALP	2,648,469 shares of Common Stock	Swap agreements with respect to 4,322,285 Notional Common Shares
EILP and EICA	5,628,000 shares of Common Stock	Swap agreements with respect to 9,184,852 Notional Common Shares
BEP SS2	6,648,963 shares of Common Stock	Swap agreements with respect to 1,158,251 Notional Common Shares